UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 17, 2016

Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-52082	41-1698056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1225 Old Highway 8 Northwest
St. Paul, Minnesota 55112-6416
(Address of Principal Executive Offices and Zip Code)
(651) 259-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Stockholder Derivative Action

As previously disclosed, on May 10, 2016, a stockholder derivative action (the "Derivative Action") was filed in the United States District Court for the District of Minnesota (the "Court") naming Cardiovascular Systems, Inc. (the "Company") as nominal defendant and certain of the Company's current and former executive officers and directors as defendants. The complaint alleged that these current and former executive officers and directors breached their fiduciary duties and unjustly enriched themselves by failing to oversee the Company's business, operations, and prospects, relating to the alleged off-label promotion of medical devices and alleged kickbacks to health care providers. The plaintiff, Caroline Paradis, subsequently amended her complaint on September 19, 2016.

On November 17, 2016, the parties filed with the Court a stipulated order dismissing the Derivative Action without prejudice. The stipulated order of voluntary dismissal comes after plaintiff Paradis had filed a notice of dismissal on October 19, 2016 and defendants filed a conditional opposition. Defendants had sought to have the Court impose additional restrictions on plaintiff as a condition for granting the request for dismissal. The parties then engaged in discussions and resolved the issues, with the defendants withdrawing their opposition and an agreement being reached to have the case dismissed. On November 18, 2016, the Court entered the order dismissing the action. Accordingly, the Derivative Action is no longer pending.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 21, 2016

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Alexander Rosenstein
Alexander Rosenstein General Counsel and Corporate Secretary